                                                                    Exhibit 99.a

                        RONSON REPORTS SALES AND EARNINGS
                    IN THE THIRD QUARTER AND NINE MONTHS 2004


     Somerset, N.J., October 22, 2004 - Ronson Corporation (NASDAQ SmallCap
RONC) today reported:

Sales
-----

     The Company's Net Sales were $20,404,000 in the nine months of 2004 as compared to $19,696,000 in the nine months of 2003, an increase of 4%, and were $6,979,000 in the third quarter of 2004 compared to $6,344,000 in the third quarter of 2003, an increase of 10%.

Results of Operations
---------------------

     The Company's operating earnings (Earnings before Other Charges and Income Taxes) in the nine months of 2004 were $641,000 compared to the Company's operating earnings in the nine months of 2003 of $1,087,000.

     The Company's Net Earnings in the nine months of 2004 were $212,000 as compared to $428,000 in the nine months of 2003. The Net Earnings in the nine months of 2004 were after a second quarter 2004 expense of $122,000 for state income taxes related to an assessment by the State of New Jersey for prior years. (Refer to Note 2 below).


     Ronson Corporation's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed based operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, charter, avionics and hangar/office leasing.






                                     -MORE-

                               RONSON CORPORATION
                       CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE QUARTER ENDED SEPTEMBER 30:
-----------------------------------
                                                    2004              2003
                                                    ----              ----

Net sales                                       $ 6,979,000       $ 6,344,000
Earnings before other charges and
  income taxes                                       43,000           511,000
Other charges                                        15,000 (1)       143,000 (1)
Earnings before income taxes                         28,000           368,000
Income tax expenses                                  17,000           165,000
Net earnings                                         11,000           203,000

Net earnings per common share (3,4):
  Basic                                         $       .00       $       .05
  Diluted                                               .00               .05

Average Common Shares Outstanding (3,4):
  Basic                                           4,087,000         4,033,000
  Diluted                                         4,135,000         4,130,000


FOR THE NINE MONTHS ENDED SEPTEMBER 30:
---------------------------------------
                                                    2004              2003
                                                    ----              ----

Net Sales                                       $20,404,000       $19,696,000
Earnings before other charges and
  income taxes                                      641,000         1,087,000
Other charges                                       115,000 (1)       373,000 (1)
Earnings before income taxes                        526,000           714,000
Income tax expenses                                 314,000 (2)       286,000
Net earnings                                        212,000           428,000

Net earnings per common share (3,4):
  Basic                                         $       .05       $       .10
  Diluted                                               .05               .10

Average common shares outstanding (3,4):
  Basic                                           4,068,000         4,033,000
  Diluted                                         4,148,000         4,100,000






                                     -MORE-

FOOTNOTES:
----------

     (1) The third quarters and nine months of 2004 and 2003 included other charges which were the legal fees incurred as a result of the derivative action filed by a stockholder, net of related insurance reimbursements.

     (2) The income tax expenses in the nine months of 2004 included an accrual of state income taxes of $122,000 ($81,000 net of the federal income tax effect). This accrual related to the Company's appeal in the Tax Court of an assessment by the State of New Jersey of $122,000 in income taxes for the years 1997-2000. In June 2004 the New Jersey Tax Court upheld the assessment by the State of New Jersey. The Company has appealed the decision of the Tax Court.

     (3) Basic Net Earnings per Common Share provides for quarterly cumulative preferred dividends with no conversion of preferred shares to common shares. Provisions were made for cumulative preferred dividends of approximately $2,000 in the third quarter of 2003, $2,000 in the nine months of 2004, and $5,000 in the nine months of 2003.

          Diluted Net Earnings per Common Share assumes no provision for the quarterly cumulative preferred dividends with full conversion of all preferred shares to common shares and includes the dilutive effect of outstanding stock options.

          Effective May 31, 2004, the Company redeemed all the shares of its 12% Cumulative Convertible Preferred Stock which remained outstanding. In connection with this redemption, 13,443 preferred shares were converted into 15,547 shares of common stock, and 20,322 preferred shares were redeemed.

     (4) On February 12, 2004, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect the stock dividend.



COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300